Exhibit 16.1

May 16, 2019

U.S Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under the section entitled “Change in Accountants” included in the Registration Statement on Form S-1 of Safe Auto Insurance Group, Inc. to be filed with the Securities and Exchange Commission on or about May 17, 2019. We agree with all statements pertaining to us.

/s/ Johnson Lambert LLP

Johnson Lambert LLP
www.johnsonlambert.com
Raleigh, North Carolina